Exhibit (k)(5)
EXECUTION COPY
CREDIT AGREEMENT
dated as of November 4, 2009

between
HIGHLAND FLOATING RATE ADVANTAGE FUND
and
THE BANK OF NOVA SCOTIA

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104-3300

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EXHIBITS:

Exhibit A Form of Note
Exhibit B Outline of Opinion of Counsel to the Borrower
Exhibit C Form of Written Borrowing Request
Exhibit D Form of Closing Certificate
Exhibit E Form of Federal Reserve Form FR U-1
Exhibit F Form of Compliance Certificate
Exhibit G Form of Security Agreement
Exhibit H Form of Control Agreement

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     CREDIT AGREEMENT, dated as of November 4, 2009, between Highland Floating Rate Advantage Fund, a Delaware statutory trust and The Bank of Nova Scotia.
     The parties hereto agree as follows:
     ARTICLE 1. DEFINITIONS
     Section 1.1 Defined Terms
          As used in this Credit Agreement, the following terms have the meanings specified below:
          “ABR Loan” means a Loan (or any portion thereof) bearing interest based on the Alternate Base Rate.
          “Adjusted Asset Coverage” means, with respect to the Borrower as of any date, the ratio on such date of (a) Adjusted Total Net Assets of the Borrower to (b) Adjusted Senior Debt of the Borrower.
          “Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Adjusted Senior Debt” means, with respect to the Borrower as of any date, the sum of each of the following (without duplication) on such date: (a) Senior Debt of the Borrower plus (b) the net liabilities (excluding Ordinary Liabilities), if any, of the Borrower under all Derivative Agreements determined on a mark-to-market basis, plus (c) all Secured Liabilities of the Borrower, plus (d) all Segregated Liabilities of the Borrower.
          “Adjusted Total Net Assets” means, with respect to the Borrower as of any date, an amount (without duplication) equal to the following on such date: (a) Total Net Assets of the Borrower minus (b) the Value of all Excluded Assets of the Borrower, minus (c) the Value of all Excluded Investments of the Borrower, minus (d) the excess, if any, of (i) the Value of all of the Borrower’s assets that are subject to a Lien (other than Liens referred to in Section 7.2(b), (c), (d), (f) and (g)), that are segregated, or that are on deposit to satisfy margin requirements, minus (ii) the sum of all Secured Liabilities and all Segregated Liabilities of the Borrower.
          “Affiliate” of a Person means (a) any other Person directly or indirectly owning, controlling, or holding with power to vote, greater than 50% of the outstanding voting securities of such Person, (b) any other Person greater than 50% of whose outstanding voting securities are directly or indirectly owned, controlled, or held with power to vote, by such Person, or (c) any Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes of this defined term, “control” means the power to exercise a controlling influence over the management or policies of a company, and “controlling” and “controlled” shall have correlative meanings.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) 2.00% plus the Federal Funds Effective Rate in effect on such day, (c) 2.00% plus the Overnight Eurodollar Rate, and (d) 5.00%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Overnight Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Overnight Eurodollar Rate.
          “Anti-Terrorism Order” means Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001.
          “Applicable Accounting Principles” means, with respect to the Borrower, those accounting principles required by the ICA and prescribed by the SEC for the Borrower and, to the extent not so required or prescribed, GAAP.
          “Applicable Money Market” means any money market applicable to LIBOR Loans.
          “Applicable Rate” means, with respect to each (a) ABR Loan, the Alternate Base Rate plus 1.50%, or (b) LIBOR Loan, the Adjusted LIBO Rate plus 2.50%.
          “Asset-backed Security” means a type of bond or note that is based on one or more pools of assets, or collateralized by the cash flows from one or more pools of underlying assets, and includes collateralized bond obligations, collateralized loan obligations and collateralized mortgage obligations.
          “Bank” means The Bank of Nova Scotia.
          “Board” means the Borrower’s board of trustees.
          “Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Highland Floating Rate Advantage Fund, a Delaware statutory trust.
          “Borrowing Asset Value” means, at any time, the sum of (a) Net Asset Value plus (b) the Loan Balance.
          “Borrowing Request” means a request for a Borrowing in accordance with Section 2.2 and, if required in writing, in the form of Exhibit C.
          “Broadstripe” means Broadstripe, LLC, a Delaware limited liability company.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the

Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by the Bank (or, for purposes of Section 3.3(b), by any lending office of the Bank or by the Bank’s holding company) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.
          “Code” means the Internal Revenue Code of 1986.
          “Commitment” means the commitment of the Bank hereunder to make Loans in an aggregate amount not exceeding $170,000,000 at any one time outstanding, as such commitment may be reduced from time to time pursuant to Section 2.3.
          “Commitment Termination Date” means the earlier to occur of (a) the Scheduled Commitment Termination Date, or (b) such earlier date on which the Bank’s obligations to make Loans shall have otherwise terminated or been terminated.
          “Control Agreement” shall have the meaning set forth in Section 5.1(g).
          “Custodian” means PFPC Trust Company, in its capacity as custodian under the Custody Agreement.
          “Custody Agreement” means the Custodian Services Agreement, dated as of October 18, 2004, by and between the Borrower and PFPC Trust Company, in its capacity as custodian thereunder.
          “Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Delayed Settlement Investment” means, as of any date, any Investment with respect to which the Borrower has entered into a trade and such trade has not settled within ten (10) days of the date of such trade.
          “Derivative” means (i) any rate, basis, commodity, currency, debt or equity swap including, without limitation, a credit default swap), (ii) any put, cap, collar or floor agreement, (iii) any rate, basis, commodity, currency, debt or equity futures or forward agreement, (iv) any rate, basis, commodity, currency, debt or equity option representing an obligation to buy or sell a security, commodity, currency, debt or equity, (v) any financial instrument whose value is derived from the value of something else (including, without limitation, a credit linked note), or (vi) any Hedging Agreement or other contract under which the parties agree to payments between or among them based upon the value of an underlying asset or other data at a particular point in time.
          “Derivative Agreement” means an agreement between the Borrower and one or more counterparties with respect to a Derivative.
          “Derivative Asset Value” means, at any time, the net amount, if any, which the Borrower would be entitled, in accordance with each Derivative Agreement, to receive from the counterparties thereto if each such Derivative Agreement and all transactions thereunder terminated at such time in accordance therewith on a complete no fault basis.
          “Derivative Liability Value” means, at any time, the greater of (a) the net amount, if any, which the Borrower would be obligated, in accordance with each Derivative Agreement, to pay to the counterparties thereto if each such Derivative Agreement and all transactions thereunder terminated at such time in accordance therewith on a complete no fault basis, and (b) the fair market value of all margin or other collateral posted by the Borrower as security for the performance of its obligations under such Derivative Agreement.
          “Derivative Termination Value” means, at any time, the amount (whether such amount be positive or negative) equal to the Derivative Asset Value minus the Derivative Liability Value.
          “Distressed Investment” means any (a) Investment (i) an obligor or issuer of which is the subject of a bankruptcy, insolvency, liquidation or other similar proceeding, (ii) which, if a debt investment or preferred equity investment, is in default beyond the applicable grace period, if any, as to payment of any principal, interest, dividend or distribution, (iii) that is a debt investment that has a Distressed Rating, (iv) which is otherwise classified by the Borrower or its Investment Adviser (or any sub-adviser) as “distressed” or “non-performing”, or (v) in respect of which, if it is a debt Investment, there is a default or a breach of a material provision under the related indenture, loan documents or other governing agreements or a “default” or “event of default” has occurred and is continuing under the related indenture, loan documents or other governing agreements, in each case beyond any applicable grace period, or (b) Derivative one or more of the counterparties in respect of which (i) is the subject of a bankruptcy, insolvency, liquidation or other similar proceeding, (ii) is in default beyond the original applicable grace period, if any, with respect to any payment thereunder, (iii) has a short-term unsecured, non-credit enhanced issuer debt rating of equivalent to a Distressed Rating, or (iv) which is in default or a breach of a material provision under the related Derivative Agreement or other governing agreements or a “default” or “event of default” has occurred and is continuing under the related Derivative Agreement or other governing agreements, in each case beyond any applicable grace period.
          “Distressed Rating” means, with respect to any debt investment or credit worthiness of an issuer, such investment or issuer (as the case may be) is (a) rated CCC+ or below by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) or Caa1 or below by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s), or (b) if clause (a) does not apply, is reasonably equivalent or of similar quality, as reasonably determined pursuant to any policy of the Investment Adviser, to any debt investment or issuer that is so rated.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Effective Date” has the meaning set forth in Section 5.1.
          “Event of Default” has the meaning assigned to such term in Section 8.1.

          “Excluded Assets” means, with respect to the Borrower, (a) all equipment, if any, (b) all securities held that are in default (except to the extent that the Borrower is required or permitted to attribute a value thereto pursuant to the ICA, the rules thereunder and Applicable Accounting Principles) or determined to be worthless pursuant to any applicable policy of the Borrower, and (c) all deferred organizational and offering expenses.
          “Excluded Collateral” has the meaning set forth in the Security Agreement.
          “Excluded Investments” means, without duplication, the following Investments of the Borrower: (a) Loan Investments of the Borrower that are not Quotable Investments, (b) Loan Investments other than Secured Loan Investments, (c) Loan Investments other than Senior Loan Investments, (d) Second Lien Loan Investments, (e) Loan Investments consisting of participation interests or subparticipation interests in a loan or other extension of credit, (f) collateralized loan obligations, (g) equity Investments that are not traded on a securities exchange that is nationally-recognized within the country in which such securities exchange is located, (h) Delayed Settlement Investments, (i) Investments in or with respect to Broadstripe to the extent that, in the aggregate, the Value of such Investments exceeds 5% of Total Net Assets, and (j) Distressed Investments, Illiquid Investments and Unrated Investments to the extent that, in the aggregate, the Value of such Investments exceeds 25% of Total Net Assets.
          “Excluded Taxes” means, with respect to the Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any Loan Document, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of the Bank, in which its applicable lending office is located, and (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located.
          “Federal Funds Effective Rate” means, for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the Business Day succeeding such next preceding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Effective Rate for such day shall be the average of the quotations for such day on such transactions received by the Bank.
          “Federal Reserve Form” means a Form FR U-1 duly completed by the Bank and executed by the Borrower, the statements made in which shall, in the reasonable opinion of the Bank, permit the transactions contemplated hereby in compliance with Regulation U, together with all instruments, certificates and other documents executed or delivered in connection therewith or attached thereto.

          “Foreign Lender” has the meaning assigned to such term in Section 3.4(e).
          “Fundamental Policies” means, collectively, (i) the policies and objectives for, and limits and restrictions on, investing by the Borrower set forth in its Prospectus as in effect on the Effective Date and which may be changed only by a vote of a majority of the Borrower’s outstanding voting securities (as defined in Section 2(a)(42) of the ICA), and (ii) all policies limiting the incurrence of Indebtedness by the Borrower set forth in its Prospectus as in effect on the Effective Date.
          “Funding Obligation Amount” means, as of any date, the sum (without duplication), of the following: (a) the aggregate amount of unfunded commitments of the Borrower to make loans or other advances to any Person(s) pursuant to debt or loan facilities, plus (b) the aggregate amount of all accrued and unpaid interest and fees payable by the Borrower (whether or not then due), plus (c) the aggregate amount of all dividends declared by the Borrower which remain unpaid, plus (d) the aggregate Repurchase Obligation.
          “Funding Reserve Amount” means, as of any date, the sum (without duplication) of the following: (a) all cash and cash equivalents (in each case to the extent denominated in dollars) of the Borrower, plus (b) the Value of all United States Treasury Securities held by the Borrower, plus (c) the excess, if any, of the Commitment over the Loan Balance.
          “G-12 Country” means any one of Australia, Belgium, Canada, France, Germany, Italy, Japan, the Netherlands, Spain, Sweden, Switzerland, the United Kingdom and the United States.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, arbitrator, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Governmental Issuer” means a nation, a governmental agency of a nation the obligations of which are backed by the full faith and credit of such nation, or a supranational organization to which one or more nations belong.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor as to enable the primary obligor to pay such

Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranteed” has a meaning correlative thereto.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement, credit default swap, total return swap, credit linked note or other interest or currency exchange rate or commodity price hedging arrangement.
          “ICA” means the Investment Company Act of l940.
          “Illiquid Investment” means, as of any date, any Investment (a) that has any material condition to or restriction on the ability of the Borrower, the Bank or any assignee of either thereof to sell, assign, transfer, pledge, hypothecate or otherwise encumber or liquidate the same in a commercially reasonable time and manner (other than customary securities law arrangements or restrictions), whether or not such condition or restriction is intrinsic to such Investment, provided that any condition or restriction that could reasonably be expected to (i) prohibit or delay any such sale, assignment, transfer, pledge, hypothecation, encumbrancing or liquidation for more than seven (7) Business Days, or (ii) require any payment (other than a nominal amount) in connection therewith, shall be deemed to be such a material condition or restriction within the meaning of this defined term, or (b) that constitutes a Delayed Settlement Investment.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by or otherwise in respect of bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (i) all net payment obligations, contingent or otherwise, of such Person under Derivative Agreements, (j) all obligations of such Person under reverse repurchase agreements, (k) all obligations of such Person in respect of Senior Securities Representing Indebtedness, and (l) all Guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.

          “Indemnitee” has the meaning assigned to such term in Section 9.3(b).
          “Indirect Fund” means any Borrower, or any series or portfolio thereof, that has made, or is making, investments in reliance upon Sections 12(d)(1)(E), (F), (G) or (J) of the ICA.
          “Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date of such Loan and ending on the numerically corresponding day in the calendar month that is one month thereafter, provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
          “Investment” means, with respect to any Person, any direct or indirect portfolio investment by such Person in, or portfolio exposure (including through Derivatives) of such Person to (a) currencies, commodities, loans or securities, or any indexes on currencies, commodities, loans, securities, interest rates, or indexes, (b) any Derivative, or (c) any other medium for investment.
          “Investment Adviser” means, with respect to the Borrower, the investment adviser or investment manager therefor.
          “Investment Limitation Default” means, as of any date:
          (i) the aggregate Value of all Illiquid Investments (excluding Delayed Settlement Investments and Investments in or with respect to Broadstripe) of the Borrower exceeds 5% of Total Net Assets;
          (ii) the aggregate Value of all Unrated Investments of the Borrower exceeds 5% of Total Net Assets;
          (iii) the aggregate Value of all Distressed Investments of the Borrower exceeds 20% of Total Net Assets;
          (iv) the aggregate Value of all Investments (excluding Investments in or with respect to Broadstripe) of the Borrower issued by any single issuer exceeds 5% of Total Net Assets;
          (v) the aggregate Value of all Investments of the Borrower in any single industry (excluding, to the extent included therein, Investments issued by Governmental Issuers) exceeds 25% of Total Net Assets;
          (vi) the aggregate Value of all Investments of the Borrower in collateralized loan obligations exceeds 5% of Total Net Assets;

          (vii) the Borrower makes or maintains any Investment in any Asset-backed Security (other than a collateralized loan obligation);
          (viii) the aggregate Value of all Investments of the Borrower issued by one or more issuers formed or otherwise domiciled in any single nation (other than the United States of America or Canada) exceeds 10% of Total Net Assets, or the aggregate Value of all Investments of the Borrower denominated in the currency of any single nation (other than the United States of America or Canada) exceeds 10% of Total Net Assets;
          (ix) the aggregate Value of all Investments of the Borrower issued by one or more issuers formed or otherwise domiciled in any nation (other than a G-12 Country or a state, province or other political subdivision of a G-12 Country) exceeds 10% of Total Net Assets, or the aggregate Value (at the applicable spot rate) of all Investments of the Borrower denominated in an Other Currency exceeds 10% of Total Net Assets;
          (x) the Borrower enters into or remains subject to any Derivative, repurchase agreement, reverse repurchase, securities lending arrangement or other similar transaction unless (A) the collateral, if any, received or receivable by the Borrower in connection therewith is solely in the form of cash or short-term U.S. treasury securities, and (B) each counterparty thereto has a minimum senior unsecured unenhanced long term debt rating of at least A- by S&P (or the equivalent rating of another independent rating agency (other than Moody’s) if not so rated by S&P) and at least A3 by Moody’s (or the equivalent rating of another independent rating agency (other than S&P) if not so rated by Moody’s); or
          (xi) the Borrower makes or maintains any Investment in or with respect to Broadstripe, other than any such Investment existing on the Effective Date.
          “LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate of interest per annum that appears on Reuters LIBOR01 Page as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period in an amount equal to $1,000,000 for dollar deposits with a maturity comparable to such Interest Period. If Reuters LIBOR01 Page does not include such a rate or is then unavailable, then LIBO Rate shall mean with respect to any LIBOR Loan for any Interest Period, the rate of interest per annum quoted by the Bank to leading banks in the London interbank market as the rate at which the Bank is offering dollar deposits in an amount equal to $1,000,000 for dollar deposits with a maturity comparable to such Interest Period at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “LIBOR Loan” means a Loan (or any portion thereof) bearing interest based on the Adjusted LIBO Rate.
          “Lien” means, with respect to (a) any asset, (i) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset, and (b) any securities, any purchase option, call or similar right of a third party.
          “Loan” means a loan made pursuant to Section 2.2 or an ABR Loan.
          “Loan Balance” means, on any date of determination, an amount equal to the aggregate outstanding principal balance of the Loans.
          “Loan Documents” means this Credit Agreement, the Security Documents and the Note.
          “Loan Investment” means any Investment (other than an Investment that is a direct interest in a corporate bond obligation) that is a direct or participation or subparticipation interest in or assignment or novation of a loan or other extension of credit.
          “Margin Stock” has the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” means a material adverse effect on (a) the property, assets, income or financial condition of the Borrower, (b) the ability of the Borrower to perform any of its monetary or other material obligations under any Loan Document or (c) the rights of, or benefits available to, the Bank under any Loan Document.
          “Material Indebtedness” means Indebtedness (other than Indebtedness under the Loan Documents) in an aggregate principal amount exceeding the Threshold Amount.
          “Maturity Date” means, (a) for each ABR Loan, the Commitment Termination Date, and (b) for each LIBOR Loan, the earlier to occur of (i) the last day of the Interest Period for such LIBOR Loan, and (ii) the Commitment Termination Date.
          “Maximum Loan Value” means, at any time with respect to the Borrower’s assets constituting (a) Margin Stock, the “current market value” (within the meaning of Regulation U) thereof at such time, and (b) Non-Margin Assets, the “good faith loan value” (within the meaning of Regulation U) thereof at such time.
          “Maximum Permitted Borrowing” means, at any time of determination, an amount equal to the least of (a) the maximum amount of Senior Debt that the Borrower would be permitted to incur under the Fundamental Policies, (b) the maximum amount of Senior Debt that the Borrower would be permitted to incur on such date under the ICA, (c) the sum on such date of (i) 50% of the Maximum Loan Value of the Borrower’s Margin Stock (excluding any such Margin Stock that is subject to any Lien (other than a Lien referred to in Section 7.2(b), (c), (d), (f) or (g)), that have been segregated or that is on deposit to satisfy margin requirements) as of such date plus (ii) the Maximum Loan Value of the Borrower’s Non-Margin Assets (excluding any such Non-Margin Assets that are subject to any Lien (other than a Lien referred to in Section 7.2(b), (c), (d), (f) or (g)), that are segregated or that are on deposit to satisfy margin requirements) as of such date, and (d) 25% of (i) in connection with any Loan, the Pro-forma Borrowing Asset Value, or (ii) in all other cases, the Borrowing Asset Value as of the immediately preceding Business Day.

          “Measurement Date” means the date of the most recent audited financial statements of the Borrower which were delivered to the Bank prior to the date of this Credit Agreement.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Net Asset Value” means, at any time of determination, an amount equal to Adjusted Total Net Assets minus Adjusted Senior Debt.
          “Non-Margin Assets” means assets of the Borrower which do not constitute Margin Stock, provided, that, for purposes of this definition, “Non-Margin Assets” shall not include “puts, calls or combinations thereof” within the meaning of Regulation U.
          “Non-Recourse Person” has the meaning assigned to such term in Section 9.13.
          “Note” means the promissory note, substantially in the form of Exhibit A, payable to the order of the Bank and dated the Effective Date, including all replacements thereof and substitutions therefor.
          “OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
          “Ordinary Liabilities” means, as of any date, “all liabilities and indebtedness” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower not represented by Senior Securities.
          “Organization Documents” means, (a) with respect to any corporation, its certificate of incorporation or charter, and by-laws, (b) with respect to any partnership, its partnership agreement, (c) with respect to any limited liability company, its certificate of formation and limited liability company agreement, (d) with respect to any business trust or statutory trust, its certificate of trust, if any, and declaration of trust, and (e) with respect to any other Person, the counterpart documents thereof.
          “Other Currency” a national currency issued by any nation other than a G-12 Country.
          “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Loan Document.
          “Overnight Eurodollar Rate” means, with respect to any ABR Loan as of any date, the rate of interest per annum that appears on the Reuters LIBOR01 Page as of 11:00 a.m., London time, on such date as Interbank Rates (Overnight) for Dollars, provided that if the Reuters LIBOR01 Page does not include such a rate or is then unavailable, then Overnight Eurodollar Rate shall mean with respect to any ABR Loan, the rate of interest per annum quoted by the Administrative Agent to leading banks in the London interbank market as the rate at which the Administrative Agent is offering dollar deposits in an amount equal to $1,000,000 for overnight dollar deposits at approximately 11:00 a.m., London time, provided further that if the day for which such rate is to be determined is not a Business Day, the Overnight Eurodollar Rate for such day shall be such rate on the next preceding Business Day.
          “Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
          “Permitted Investments” means all Investments of the Borrower, in each case (a) to the extent that the Borrower has the power and authority under its Organization Documents to invest therein, and (b) to the extent the investment therein, ownership thereof, or exposure thereto, by the Borrower is in conformity with the Prospectus.
          “Permitted Liens” means Liens permitted by Section 7.2.
          “Permitted Successor Accounting Firm” means any of the following international accounting firms: Deloitte Touche Tohmatsu, PricewaterhouseCoopers LLP, Ernst & Young, and KPMG.
          “Permitted Successor Custodian” means any Person providing custodial services having total assets of at least $50 billion.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Bank as its prime commercial lending rate; each change in the Prime Rate being effective from and including the date such change is publicly announced as being effective. The Prime Rate is not intended to be the lowest rate of interest charged by the Bank in connection with extensions of credit to borrowers.
          “Pro-forma Borrowing Asset Value” means, in connection with any Loan, the Borrowing Asset Value as of the immediately preceding Business Day adjusted to give effect to such Loan and the contemporaneous use of the proceeds thereof.
          “Prospectus” means the prospectus and statement of additional information of the Borrower both dated December 31, 2008, as declared effective by the SEC, and as amended or supplemented from time to time.
          “Quotable Investment” means, at any time, any Investment of the Borrower that may (as a general matter) be fairly valued on a regular basis by reference to (a) the closing price thereof on an exchange, (b) quotes therefor from not less than two broker-dealers that are not Affiliates of the Borrower or the Borrower’s investment adviser, or (c) the market price therefor determined by (i) any one pricing service that is not an Affiliate of the Borrower or the Borrower’s investment adviser, provided that such pricing service indicates that such market price is based on not less than two independent sources, or (ii) not less than two pricing services that are not Affiliates of the Borrower or the Borrower’s investment adviser.
          “Register” has the meaning assigned to such term in Section 2.4(d).

          “Regulated Investment Company” has the meaning set forth in Section 851 of the Code.
          “Regulation D” means Regulation D of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation T” means Regulation T of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Repurchase Obligation” means, as of any date, with respect to each Repurchase Offer, an amount (to the extent unpaid by the Borrower) equal to (a) the Repurchase Shares subject to such Repurchase Offer, multiplied by (b) the Repurchase Price for such Repurchase Offer.
          “Repurchase Offer” means any offer by the Borrower (whether periodic or otherwise) to repurchase shares of which it is the issuer.
          “Repurchase Price” means, with respect to any Repurchase Offer as of any date, an amount equal to (a) on or before the Repurchase Pricing Date with respect to such Repurchase Offer, the Borrower’s most recent net asset value per share, or (b) the Borrower’s net asset value per share on the Repurchase Pricing Date.
          “Repurchase Pricing Date” means, with respect to any Repurchase Request, the date on which the Borrower determines the net asset value per share applicable to the repurchase of the Borrower’s shares tendered thereby.
          “Repurchase Request” means, with respect to each Repurchase Offer, the tender of shares of the Borrower in response thereto.
          “Repurchase Request Deadline” means, with respect to any Repurchase Offer, the later of (a) the date by which the Borrower must receive Repurchase Requests in response thereto, or (b) the date by which the Borrower must receive withdrawals or modifications of Repurchase Requests that shall have been previously submitted in response thereto.
          “Repurchase Shares” means, with respect to any Repurchase Offer as of any date, an amount equal to (a) prior to the Repurchase Request Deadline therefor, the maximum number of shares of the Borrower that are subject to such Repurchase Offer, or (b) at all other times, the aggregate number of shares (but not in excess of the number of shares determined under clause

(a) above) subject to Repurchase Requests in response to such Repurchase Offer.
          “Restricted Payment” has the meaning set forth in Section 7.4.
          “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
          “Sanctioned Country” shall mean a country subject to a sanctions program identified on the list maintained by OFAC.
          “Sanctioned Person” shall mean (a)(i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (b) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
          “Scheduled Commitment Termination Date” means November 3, 2010.
          “SEC” means the U.S. Securities and Exchange Commission and/or any other Governmental Authority succeeding to the functions thereof with respect to the ICA and the Securities Act.
          “Second Lien Loan Investment” means a Secured Loan Investment with respect to which the security interest related thereto on the assets of the related obligor(s) is, by agreement or otherwise, second or otherwise junior to another security interest covering substantially all of the same assets.
          “Secured Liabilities” means all liabilities (excluding Ordinary Liabilities) of the Borrower secured by Liens.
          “Secured Loan Investment” means a Loan Investment that is secured by a valid and perfected security interest in substantially all of the assets of the related obligor(s).
          “Securities Act” means the Securities Act of 1933.
          “Security Agreement” shall have the meaning set forth in Section 5.1(f).
          “Security Documents” means the Security Agreement, the Control Agreement and each other agreement, instrument or other document executed or delivered pursuant thereto.
          “Segregated Liabilities” means all liabilities and other obligations (excluding Ordinary Liabilities) of the Borrower relating to assets that have been segregated or are otherwise subject to margin arrangements.
          “Senior Debt” means, as of any date, the aggregate amount of Senior Securities Representing Indebtedness of the Borrower, provided that if at the time of calculation thereof the aggregate amount of all Senior Securities Representing Indebtedness of the Borrower is zero, for purposes of such calculation such aggregate amount shall be one (1).

          “Senior Loan Investment” means a Loan Investment that is not subordinated by its terms or by agreement to indebtedness of the applicable obligor(s) for borrowed money, trade claims, capitalized leases, or other similar obligations.
          “Senior Security” shall have the meaning set forth in the first sentence of Section 18(g) of the ICA.
          “Senior Security Representing Indebtedness” shall have the meaning set forth in the first sentence of Section 18(g) of the ICA.
          “Status” has the meaning set forth in Section 4.16.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board of Governors to which the Bank is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to the Bank under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Threshold Amount” means the lesser of (a) 1.0% of the aggregate Net Asset Value of the Borrower, and (b) $10,000,000.
          “Total Net Assets” means, as of any date, (a) the “value of the total assets” (within the meaning of the first sentence of Section 18(h) of the ICA) of the Borrower less (b) the Ordinary Liabilities of the Borrower.
          “Transactions” means the (a) execution, delivery and performance by the Borrower of each Loan Document to which it is a party, (b) borrowing of the Loans and (c) use of the proceeds of the Loans.
          “Unrated Investment” means any debt security or preferred Investment that, as of any date of determination, (a) is not publicly rated by S&P, Moody’s or another nationally-recognized statistical rating organization, or (b) has not been privately rated within the 365 days immediately preceding such date.
          “Value” means, as of any day of determination in respect of any Investment of the Borrower, the Value of such Investment computed in the manner such Value is required to be computed by the Borrower in accordance with the Prospectus and applicable law (including the ICA), provided that (a) with respect to any Investment that is not valued daily, the Value of such Investment shall be deemed zero for purposes of this definition, (b) with respect to any

Investment that is not a Quotable Investment, the Value of such Investment shall (subject to clause (d) below) be deemed zero for purposes of this definition, (c) except as otherwise provided in clauses (a) and (b) above, the Value of any Derivative shall be the Derivative Termination Value thereof, and (d) the Value of each Investment shall be net of the Borrower’s liabilities relating thereto, including all of the Borrower’s obligations to pay any unpaid portion of the purchase price thereof.
     Section 1.2 Terms Generally
          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any law, rule or regulation shall be construed as referring to such law, rule or regulation as from time to time amended and any successor thereto and in the case of such law, the rules and regulations promulgated from time to time thereunder, (c) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Credit Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Credit Agreement.
     Section 1.3 Accounting Terms
          As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1, and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under Applicable Accounting Principles. If at any time any change in Applicable Accounting Principles would affect the computation of any financial ratio or requirement set forth in this Credit Agreement and (i) the Borrower notifies the Bank that the Borrower objects to determining compliance with such financial ratio or requirement on the basis of Applicable Accounting Principles in effect immediately after such change becomes effective or (ii) the Bank so objects, then the Borrower’s compliance with such ratio or requirement shall be determined on the basis of Applicable Accounting Principles in effect immediately before such change becomes effective, until either such notice is withdrawn by the Borrower or the Bank, as the case may be, or the Borrower and the Bank otherwise agree. Except as otherwise expressly provided herein, the computation of financial ratios and requirements set forth in this Credit Agreement shall be consistent with the Borrower’s financial statements required to be delivered hereunder.

     ARTICLE 2. THE CREDITS
     Section 2.1 Commitment
          Subject to the terms and conditions set forth herein, the Bank agrees to make loans to the Borrower from time to time during the period from the Effective Date through the Business Day immediately preceding the Commitment Termination Date, provided that immediately after giving effect thereto, (a) the Loan Balance will not exceed the Commitment, and (b) the Borrower will not have exceeded the Maximum Permitted Borrowing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Loans.
     Section 2.2 LIBOR Loans
          To request a LIBOR Loan, the Borrower shall make a telephonic Borrowing Request to the Bank, not later than 11:00 a.m., New York City time, three (3) Business Days before the date of the proposed LIBOR Loan. Such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or facsimile to the Bank of a duly executed Borrowing Request duly signed by or on behalf of the Borrower. Each such telephonic and written Borrowing Request shall specify: (I) the requested date for such LIBOR Loan (which shall be a Business Day), (II) the amount of such LIBOR Loan, which shall be either $1,000,000 or in an integral multiple of $1,000,000, and (IV) the Interest Period therefor (which may not end after the Scheduled Commitment Termination Date). Each such written Borrowing Request shall specify the additional information required by Exhibit C. Notwithstanding anything herein to the contrary, in no event shall the Borrower be permitted to borrow a LIBOR Loan if, immediately after giving effect thereto, there would be more than three (3) LIBOR Loans outstanding. Subject to the terms and conditions set forth herein, the Bank shall make each LIBOR Loan by transferring the proceeds thereof to a custodial account at the Custodian in the name of the Borrower.
     Section 2.3 Termination and Reduction of Commitment
               (a) Unless previously terminated, the Commitment shall terminate on the Scheduled Commitment Termination Date.
               (b) The Commitment shall automatically be reduced by $25,000,000 on each of January 31, 2010, April 30, 2010 and July 31, 2010.
               (c) The Borrower may at any time terminate, or from time to time reduce, without premium or penalty, the Commitment, provided that (i) the Borrower may not terminate or reduce the Commitment if, immediately after giving effect thereto and to any concurrent repayment of the Loans in accordance with Section 2.4 or 2.5, the Loan Balance would exceed the Commitment, and (ii) each such reduction shall be in a minimum amount of $1,000,000 or in an integral multiple of $1,000,000.
               (d) The Borrower shall notify the Bank of any election to terminate or reduce the Commitment under paragraph (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable and any termination or reduction of the Commitment hereunder shall be permanent. Each termination or reduction of the Commitment shall be accompanied by the payment of accrued and unpaid commitment fees to the extent required by Section 3.2.
     Section 2.4 Repayment of Loans; Evidence of Debt
               (a) The Borrower hereby unconditionally promises to pay to the Bank the then unpaid principal amount of each Loan on the Maturity Date therefor.
               (b) In the event that on any date the Loan Balance exceeds the Commitment, the Borrower shall immediately prepay the Loans by the amount of such excess.
               (c) In the event that on any date, the Borrower shall either fail to be in compliance with Section 7.7(a) or the Maximum Permitted Borrowing has been exceeded, the Borrower shall, on such date, repay the Loans and take such other actions as may be necessary such that, immediately after giving effect to such repayment and other actions, the Maximum Permitted Borrowing is not exceeded and the Borrower is in compliance with Section 7.7(a).
               (d) The Bank, acting solely for this purpose as agent of the Borrower, shall maintain in accordance with its usual practice an account or accounts evidencing the outstanding principal of and accrued interest on each Loan (the “Register”). The entries made in such account or accounts shall, to the extent not prohibited by applicable law and not inconsistent with any entries made in the Note, be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of the Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans (and interest thereon) in accordance with the terms of this Credit Agreement.
     Section 2.5 Prepayments of Loans
          The Borrower shall have the right at any time and from time to time, without premium or penalty, to prepay any Loan in whole or in part. The Borrower shall notify the Bank by telephone (confirmed by telecopy) of any prepayment hereunder not later than, (i) in the case of LIBOR Loans, 2:00 p.m., New York City time, three Business Days prior to date of prepayment, and (ii) in the case of prepayment of ABR Loans, 12:00 noon, New York City time on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Loan or portion thereof to be prepaid. Each partial prepayment of any Loan shall be in a minimum amount of $1,000,000 or in an integral multiple of $1,000,000. Prepayments shall be accompanied by accrued and unpaid interest to the extent required by Section 3.1.
     Section 2.6 Payments Generally
          The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, interest, fees, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date shall be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Bank at its office at One Liberty Plaza, 26th Floor, New York, New York 10006, or such other office as to which the Bank may notify the Borrower. Except as may be otherwise provided in the defined term “Interest Period”, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars. If at any time insufficient funds are received by and available to the Bank from the Borrower to pay fully all amounts of principal of Loans, interest, fees and other amounts then due under the Loan Documents, such funds shall be applied to the obligations owing to the Bank: (i) first, to payment of such amounts (excluding principal, interest and fees), in such order as the Bank may choose, (ii) second, to such interest and fees then due, and (iii) third, to such principal of the Loans then due. All amounts paid under the Loan Documents shall not be refundable under any circumstances.
     ARTICLE 3. INTEREST, FEES, YIELD PROTECTION, ETC.
     Section 3.1 Interest
               (a) Each Loan shall bear interest at a rate per annum equal to the Applicable Rate, provided that if an Event of Default has occurred and is continuing, then, so long as such Event of Default is continuing, (i) the principal balance of such Loan shall bear interest at a rate per annum equal to the Applicable Rate plus 2.00%, and (ii) all other amounts owing under the Loan Documents that are not paid when due, shall bear interest, after as well as before judgment, at a rate per annum equal to the Alternate Base Rate plus 2.00%.
               (b) Accrued and unpaid interest on each Loan shall be payable in arrears on the Maturity Date therefor and, with respect to ABR Loans, on the last day of each calendar month, provided that (1) interest accrued and unpaid pursuant to each of clauses (i) and (ii) of paragraph (a) of this Section shall be payable on demand, and (2) in the event of any repayment or prepayment of any Loan, accrued and unpaid interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment. All interest hereunder shall be computed on the basis of a year of 360 days (provided that interest computed by reference to the Prime Rate shall be on the basis of a year of 365 days) for the actual number of days elapsed (including the day a Loan is made but excluding the date of repayment). The Adjusted LIBO Rate, the Alternate Base Rate, the Federal Funds Effective Rate, the LIBO Rate, the Overnight Eurodollar Rate and the Prime Rate shall be determined by the Bank in accordance with the provisions of this Credit Agreement, and such determination shall be conclusive absent manifest error.
     Section 3.2 Fees
          The Borrower shall pay to the Bank a commitment fee, at a rate per annum equal to 2.0% during the period from and including the date on which this Credit Agreement shall have become effective in accordance with Section 9.6 to but excluding the date on which the Commitment terminates, on the daily amount of the excess of the Commitment over the Loan Balance. Accrued and unpaid commitment fees shall be payable in arrears on the last Business Day of March, June, September and December of each year, each date on which the

Commitment is reduced and on the date on which the Commitment terminates, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     Section 3.3 Increased Costs
          (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank; or
          (ii) impose on the Bank or any Applicable Money Market any other condition affecting this Credit Agreement or any Loan, and the result of any of the foregoing shall be (1) to increase the cost to the Bank of making or maintaining any Loan, or to reduce the amount of any sum received or receivable by the Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Bank such amount as will compensate the Bank for such increased costs or reduced amount, or (2) to increase the cost to the Bank of maintaining the Commitment, then the Borrower will pay to the Bank such amount as will compensate the Bank for such increased costs.
               (b) If the Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on the Bank’s capital or on the capital of the Bank’s holding company, as a consequence of this Credit Agreement or any Loan made by the Bank hereunder to a level below that which the Bank or the Bank’s holding company could have achieved but for such Change in Law (taking into consideration the Bank’s policies and the policies of the Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to the Bank such additional amount or amounts as will compensate the Bank or the Bank’s holding company for (i) any such reduction suffered as a consequence of such Loan, and (ii) any other such reduction.
               (c) A certificate of the Bank setting forth the Bank’s reasonable good faith determination of the additional amount or amounts necessary to compensate the Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The amount shown as payable on any such certificate shall be due within ten days after receipt thereof. In determining such additional amounts of compensation, the Bank will act reasonably and in good faith.
               (d) Failure or delay on the part of the Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Bank pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that the Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Bank’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the

90-day period referred to above shall be extended to include the period of retroactive effect thereof.
     Section 3.4 Taxes
               (a) Each payment by the Borrower under any Loan Document shall be made free and clear of and without deduction for Indemnified Taxes and Other Taxes, provided that, if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section), the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
               (b) In addition, the Borrower shall pay all Other Taxes to the relevant Governmental Authority in accordance with applicable law.
               (c) The Borrower shall indemnify the Bank, within ten days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Bank on or with respect to any payment under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Bank shall be conclusive absent manifest error.
               (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Bank the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Bank.
               (e) In the event that the Bank (or any successor or assign) shall be a Foreign Lender, such Person shall, to the extent it may lawfully do so, deliver to the Borrower on or prior to the date on which it extends credit under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrower, but only if such Person is legally entitled to do so), any form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower to determine the withholding or deduction required to be made. For purposes of this Section, (i) "Foreign Lender” shall mean any Person that is not, for United States federal income tax purposes, (A) an individual who is a citizen or resident of the United States, (B) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (C) an estate whose income is subject to U.S. federal income taxation regardless of its source or (D) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust, and (ii) “Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law. The Borrower shall not be obligated to indemnify or pay any additional amount with respect to Indemnified Taxes under this Section 3.4 to the extent such Indemnified Taxes are imposed solely because the Bank fails to timely provide the forms or certificates required under this Section 3.4.
               (f) If the Bank determines that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.4, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Bank in the event the Bank is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Bank to make any such determination with respect to a refund of any Indemnified Taxes or Other Taxes or make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
     Section 3.5 Alternate Rate of Interest
          If the Bank determines (which determination shall be conclusive absent manifest error) that, with respect to any existing or requested Loan the pricing of which is determined by reference to an Applicable Money Market (each an “Affected Loan”), by reason of one or more circumstances arising after the date hereof affecting such Applicable Money Market, adequate and reasonable means do not exist for ascertaining the rate of interest applicable to such Affected Loan, or that such rate of interest will not adequately and fairly reflect the cost to the Bank of making or maintaining such Affected Loan because of (x) any change since the date hereof in any applicable law or governmental rule, regulation, order or directive (whether or not having the force of law) or in the interpretation or administration thereof or (y) other circumstances arising after the date hereof affecting the Bank or such Applicable Money Market, then the Bank may give notice thereof to the Borrower by telephone or telecopy and (A) upon the giving of such notice, each existing Affected Loan shall automatically be deemed converted into and redenominated as an ABR Loan and shall thereafter bear interest at a rate per annum equal to the Applicable Rate therefor, and (B) until such notice is rescinded by the Bank, the Bank shall have no obligation to make any new Loan that would be an Affected Loan. The Bank agrees that promptly after it shall have determined, with respect to any notice given by it under this Section, that the circumstance or circumstances that gave rise to such notice with respect to an Affected Loan no longer exist, the Bank shall by notice to the Borrower rescind such notice with respect to such Affected Loan.

     Section 3.6 Illegality
          Notwithstanding any other provision hereof, if any Change in Law shall make it unlawful for the Bank to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby with respect to any LIBOR Loan, then, by written notice to the Borrower:
          (a) the Bank may, if such Change in Law makes it unlawful to make LIBOR Loans, declare that LIBOR Loans will not thereafter (for the duration of such unlawfulness) be made, whereupon any request for a LIBOR Loan shall be deemed a request for an ABR Loan, unless such declaration shall be subsequently withdrawn; and
          (b) the Bank may, if such Change in Law makes it unlawful to maintain LIBOR Loans, require that all outstanding LIBOR Loans be converted to ABR Loans, in which event all such LIBOR Loans shall be automatically converted to ABR Loans, as of the effective date of such notice.
     Section 3.7 Break Funding Payments
          In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), or (b) the failure to borrow any LIBOR Loan on the date specified in any notice delivered pursuant hereto, then, in any such event, the Borrower shall compensate the Bank for the loss, cost and expense attributable to such event. Such loss, cost or expense shall be deemed to include an amount determined by the Bank to be the excess, if any, of (x) the amount of interest that would have accrued on the principal amount of such LIBOR Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such LIBOR Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow for the period that would have been the Interest Period for such Loan), over (y) the amount of interest that would accrue on such principal amount for such period at the interest rate that the Bank would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the eurocurrency market. A certificate of the Bank setting forth any amount or amounts that the Bank is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the Bank the amount shown as due on any such certificate within 10 days after receipt thereof.
     Section 3.8 Mitigation Obligations
          If the Bank requests compensation under Section 3.5, or if the Borrower is required to pay any additional amount to the Bank or any Governmental Authority for the account of the Bank pursuant to Section 3.4, then, upon the request of the Borrower, the Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans (or any participation therein) hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of the Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.4 or 3.5, as the case may be, in the future and (ii) would not subject the Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to the Bank. The Borrower shall pay all reasonable costs and expenses incurred by the Bank in connection with any such designation or assignment.
     ARTICLE 4. REPRESENTATIONS AND WARRANTIES
          In order to induce the Bank to enter into this Credit Agreement and make the Loans, the Borrower makes the following representations and warranties to the Bank:
     Section 4.1 Organization and Power
          The Borrower (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) is duly qualified to do business and in good standing in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a Material Adverse Effect. The Borrower has all requisite power and authority to own its property and to carry on its business as now conducted.
     Section 4.2 Authority and Execution
          The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents, all of which have been duly authorized by all proper and necessary action, and the Borrower is in full compliance with its Organization Documents. The Borrower has duly executed and delivered the Loan Documents to which it is a party.
     Section 4.3 Binding Agreement
          The Loan Documents constitute the valid and legally binding obligations of the Borrower to the extent it is a party thereto, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally.
     Section 4.4 Litigation
          There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower) pending or, to the knowledge of the Borrower, threatened against it or maintained by it that may affect the property or rights of the Borrower, which (a) could reasonably be expected to have a Material Adverse Effect, (b) are not purely frivolous and call into question the validity or enforceability of, or otherwise seek to invalidate, any Loan Document, or (c) might, individually or in the aggregate, materially adversely affect any of the transactions contemplated by any Loan Document.
     Section 4.5 Approvals and Consents
          No consent, authorization or approval of, filing (other than the filing of each financing statement in the form attached to the Security Agreement in the office indicated on such financing statement) with, notice to, or exemption by, the holders of any securities issued by the Borrower, any Governmental Authority or any other Person is required to authorize, or is required in connection with, the execution and delivery by the Borrower of, and the performance by the Borrower of its obligations under, the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents with respect to or against the Borrower or its property or assets. No provision of any applicable treaty, statute, law (including any applicable usury or similar law), rule or regulation of any Governmental Authority will prevent the execution and delivery by the Borrower or performance by the Borrower of its obligations under, or affect the validity with respect to or against the Borrower of, the Loan Documents.
     Section 4.6 No Conflict
          The Borrower is not in default under any mortgage, indenture, contract, agreement, judgment, decree or order to which it is a party or by which it or any of its property is bound, which defaults, taken as a whole, could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out by the Borrower of the terms of the Loan Documents, the Loans hereunder and the use by the Borrower of the proceeds thereof (a) will not (i) violate any statutes or regulations, including the ICA, of any Governmental Authority applicable to the Borrower or (ii) constitute a default under, conflict with, require any consent under (other than consents which have been obtained), or result in the creation or imposition of, or obligation to create, any Lien (other than pursuant to the Security Agreement) upon the property of the Borrower pursuant to the terms of any such mortgage, indenture, contract, agreement, judgment, decree or order, which defaults, conflicts and consents, if not obtained, could reasonably be expected to have a Material Adverse Effect, and (b) are not inconsistent with the Fundamental Policies.
     Section 4.7 Taxes
          The Borrower has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all Taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles) which, if not so filed or paid, could reasonably be expected to result in a Material Adverse Effect, and no tax Liens (other than those permitted by Section 7.2(b)) have been filed against the Borrower or any of its property. The charges, accruals and reserves on the books of the Borrower with respect to all federal, state, local and other Taxes are adequate, and the Borrower knows of no unpaid assessment which is due and payable against it or any claims being asserted against it which could reasonably be expected to have a Material Adverse Effect, except such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles.
     Section 4.8 Compliance
          The Borrower is not in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, which default could reasonably be expected to have a Material Adverse Effect. The Borrower is complying in all material respects with all applicable statutes and regulations, including the ICA and the Securities Act, and of all Governmental Authorities, a violation of which could reasonably be expected to have a Material Adverse Effect.

     Section 4.9 Property
          The Borrower has good and marketable title to all of its property with respect to which the absence of such marketable title could reasonably be expected to result in a Material Adverse Effect, subject to no Liens other than Permitted Liens.
     Section 4.10 Federal Reserve Regulations; Use of Loan Proceeds
          Except for the Federal Reserve Form to be executed and delivered by the Borrower, no filing or other action is required under the provisions of Regulations T, U or X in connection with the execution and delivery by the Borrower of this Credit Agreement and neither the making of any Loan in accordance with this Credit Agreement nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations T, U or X.
     Section 4.11 No Material Adverse Change
          Since the Measurement Date, the Borrower has conducted its businesses only in the ordinary course and there has been no material adverse change in its business, assets or condition, financial or otherwise, of the Borrower.
          Section 4.12 Material Agreements
          Each of (a) the custody agreements to which the Borrower is a party are in full force and effect in all material respects and (b) all agreements between the Borrower and the Investment Adviser are in full force and effect, except to the extent that failure of such other agreements to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.
     Section 4.13 Financial Condition
          The statement of assets and liabilities of the Borrower as of the Measurement Date and the related statements of operations and changes in net assets for the fiscal year then ended, copies of which, certified by independent public accountants, have heretofore been delivered to the Bank, fairly present, in all material respects, the financial position of the Borrower as of such date and the results of its operations for such period in conformity with Applicable Accounting Principles.
     Section 4.14 No Misrepresentation
          No representation or warranty contained in any Loan Document and no certificate or report from time to time furnished by the Borrower to the Bank in connection with the transactions contemplated thereby, contains or will contain a misstatement of material fact, or, to the best knowledge of the Borrower, omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made.

     Section 4.15 Legal Status
               (a) The Borrower is not an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. The Borrower is not in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act (as defined in Section 9.15). The Borrower (I) is not a blocked person described in section 1 of the Anti-Terrorism Order or (II) to the best of its knowledge, is not engaged in any dealings or transactions, or is otherwise associated, with any such blocked person.
               (b) The Borrower (i) is not a Sanctioned Person, (ii) does not have more than 15% of its assets in Sanctioned Countries, and (iii) does not derive more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.
               (c) The Borrower is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. The Borrower has not made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, or (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to the Borrower in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.
     Section 4.16 Investment Company Status
               (a) The Borrower has the following status (“Status”): (i) it qualifies as a Regulated Investment Company, (ii) it is a “registered investment company” within the meaning of Section 8 of the ICA, (iii) it is a “closed-end company” and a “non-diversified company” in each case within the meaning of Section 5 of the ICA, (iv) it is neither an “affiliate” (within the meaning of Section 23A of the Federal Reserve Act, as amended) of, nor an “affiliated person” (as defined in Section 2(a)(3) of the ICA) of, the Bank, (v) it is not an Indirect Fund, (vi) it has only one series of capital stock, and (vii) it is in compliance with the Fundamental Policies.
               (b) The Borrower is not subject to any statute, rule, regulation or organizational or offering document which prohibits or limits the incurrence of Indebtedness under the Loan Documents, except for the limitations set forth in the ICA, state securities laws to the extent applicable, and the Fundamental Policies.

               (c) The Borrower has not issued any of its securities in violation of any Federal or State securities laws applicable thereto, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.
     ARTICLE 5. CONDITIONS
     Section 5.1 Effective Date
          The obligation of the Bank to make Loans hereunder shall not become effective until the date (the “Effective Date”) on which each of the following conditions is satisfied, or waived in accordance with Section 9.2 (and the Bank shall notify the Borrower of the Effective Date, and such notice shall be conclusive and binding):
               (a) The Bank shall have received either (i) a counterpart of this Credit Agreement signed on behalf of the Borrower or (ii) written evidence satisfactory to the Bank (which may include telecopy transmission of a signed signature page of this Credit Agreement) that the Borrower has signed a counterpart of this Credit Agreement.
               (b) The Bank shall have received a Note, dated the Effective Date, executed on behalf of the Borrower.
               (c) The Bank shall have received a favorable written opinion (addressed to the Bank and dated the Effective Date) from counsel to the Borrower acceptable to the Bank, the substance of which is set forth in Exhibit B. The Borrower hereby requests such counsel to deliver such opinion.
               (d) The Bank shall have received a certificate, dated the Effective Date and signed by authorized representatives (who shall be acceptable to the Bank) of the Borrower, substantially in the form of Exhibit D hereto.
               (e) The Bank shall have received a copy of an initial Federal Reserve Form, substantially in the form of Exhibit E hereto, duly executed and delivered by or on behalf of the Borrower, in form and substance acceptable to the Bank.
               (f) The Bank shall have received a security agreement, dated the Effective Date and signed by an authorized representative (who shall be acceptable to the Bank) on behalf of the Borrower, substantially in the form of Exhibit G hereto (the “Security Agreement”).
               (g) The Bank shall have received a control agreement, dated the Effective Date and signed by an authorized representative (who shall be acceptable to the Bank) on behalf of the Borrower, substantially in the form of Exhibit H hereto (the “Control Agreement”).
               (h) The Bank shall have received Uniform Commercial Code, federal tax and judgment lien search reports with respect to each applicable public office where Liens would customarily be filed against the Borrower disclosing that there are no Liens of record in such official’s office covering the Borrower or any asset or property thereof.

               (i) The Bank shall have received all fees and other amounts due and payable by the Borrower on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket costs and expenses required to be reimbursed or paid by the Borrower hereunder.
               (j) Prior to or simultaneously with the Effective Date, the Borrower shall have repaid all principal, and paid all interest, fees and other sums owing by the Borrower under the Amended and Restated Revolving Credit and Security Agreement, dated as of October 7, 2008 among the Conduit Lenders party thereto, the Secondary Lenders party thereto, the Managing Agents party thereto, The Bank of Nova Scotia, acting through its New York agency, as agent for the Secured Parties and Highland Floating Rate Advantage Fund, and each other Loan Document (as defined therein) and all agreements and commitments with respect thereto shall have been cancelled or terminated (other than provisions thereof which, by their terms, provide that they shall survive any termination), all Liens securing the same shall have been released and terminated, and the Bank shall have received satisfactory evidence of all of the foregoing.
     Section 5.2 Each Credit Event
          The obligation of the Bank to make any Loan is subject to the satisfaction of the following conditions:
               (a) In the event that, immediately after giving effect to such Loan and any simultaneous repayment of any other Loan, the Loan Balance would exceed the Loan Balance immediately prior to giving effect to such Loan, (i) the representations and warranties of the Borrower set forth in each Loan Document to which it is a party shall be true and correct in all respects on and as of the date of such Loan, and (ii) no Default shall have occurred and be continuing.
               (b) The Bank shall have received a written Borrowing Request signed by the Borrower setting forth the information required by Section 2.2.
               (c) To the extent required by Regulation U, the Bank shall have received (i) a copy of a Federal Reserve Form, duly executed and delivered by the Borrower and completed for delivery to the Bank, in form acceptable to the Bank, or (ii) a current list of Margin Stock and Non-Margin Assets of the Borrower, in a form acceptable to the Bank and in all respects in compliance with Regulation U, including Section 221.3((c)(2)(iv) hereof.
               (d) The Bank shall have received such other documentation and assurances as shall be reasonably required by it in connection herewith.
Each request for a Loan by the Borrower shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraph (a) of this Section.

     ARTICLE 6. AFFIRMATIVE COVENANTS
          Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Bank that:
     Section 6.1 Financial Statements and Other Information
          The Borrower shall furnish or cause to be furnished to the Bank:
               (a) as soon as available, but in any event within 60 days after the end of each fiscal year of the Borrower, a copy of its Statement of Assets and Liabilities as at the end of such fiscal year, together with the related Schedule of Investments and Statements of Operations and Changes in Net Assets as of and through the end of such fiscal year; each such Statement of Assets and Liabilities and the related Schedule of Investments and Statements of Operations and Changes in Net Assets shall be certified without qualification by independent public accountants, which certification shall (i) state that the examination by such independent public accountants in connection with such financial statements has been made in accordance with those auditing standards required by the ICA and prescribed by the SEC for the Borrower or, to the extent not so required or prescribed, generally accepted auditing standards in the United States and (ii) include the opinion of such independent public accountants that such financial statements have been prepared in conformity with Applicable Accounting Principles, except as otherwise specified in such opinion;
               (b) as soon as available, but in any event within 60 days after the end of the first semiannual accounting period in each fiscal year of the Borrower, a copy of the Borrower’s Statement of Assets and Liabilities as at the end of such semiannual period, together with the related Schedule of Investments and Statements of Operations and Changes in Net Assets for such period;
               (c) as soon as available, but in any event not later than 45 days after the end of each quarterly accounting period in each fiscal year of the Borrower, the Borrower shall deliver to the Bank a duly completed certificate of a duly authorized representative (who shall be acceptable to the Bank) of the Borrower, substantially in the form of Exhibit F hereto;
               (d) as soon as available, but in any event not later than seven days after the end of each calendar month, the Borrower shall deliver to the Bank a duly completed certificate of a duly authorized representative (who shall be acceptable to the Bank) of the Borrower, substantially in the form of Exhibit F hereto;
               (e) on the first Business Day of each calendar week, the Borrower shall deliver to the Bank a report certified by an officer of the Borrower listing the Borrower’s portfolio holdings and the market price of each such holding, determined by any one pricing service that is not an Affiliate of the Borrower or the Borrower’s investment adviser, as of the close of business on the last Business Day of the immediately preceding calendar week;
               (f) as soon as practicable, a copy of each general mailing to the shareholders of the Borrower to the extent such mailing includes a Prospectus or any material change in the terms thereof, including any material change in the investment objectives or any change in (i) its Fundamental Policies, (ii) limitations on borrowings, or (iii) the identity of the directors, trustees, executive officers or other similar Person of the Borrower or its Investment Adviser;
               (g) prompt written notice of any contest referred to in Sections 6.5 or 6.6;
               (h) promptly after the execution thereof, copies of all material amendments or other material changes to the Fundamental Policies, all investment advisory contracts, and any new investment advisory contracts entered into after the Effective Date;
               (i) prompt written notice in the event that the Borrower decides to seek the approval of the Board or, if necessary, its shareholders to effect a change in any of its Fundamental Policies; and
               (j) promptly after request therefor, such other information as the Bank may reasonably request from time to time;
     Section 6.2 Notice of Material Events
          The Borrower shall furnish or cause to be furnished to the Bank prompt written notice of the following, together with a statement of a duly authorized representative (who shall be acceptable to the Bank) of the Borrower setting forth in reasonable detail the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:
               (a) the occurrence of any Default;
               (b) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower that, if adversely determined, could in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse Effect; and
               (c) the occurrence of any other development that has resulted, or could reasonably be expected to result, in a Material Adverse Effect.
     Section 6.3 Legal Existence
          The Borrower shall maintain its legal existence in good standing in the jurisdiction of its organization and shall maintain its qualification to do business in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.
Section 6.4 Insurance
          The Borrower shall maintain insurance with financially sound insurance carriers in at least such amounts and against at least such risks as are usually insured against by entities engaged in the same or a similar business or as may otherwise be required by the ICA or the SEC (including such fidelity bond coverage as shall be required by Rule 17g-1 promulgated under the ICA or any successor provision and errors and omissions insurance); and furnish to the Bank, upon written request, full information as to the insurance carried.
     Section 6.5 Payment of Indebtedness and Performance of Obligations
          The Borrower shall pay and discharge when due all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could reasonably be expected to (a) have a Material Adverse Effect on the Borrower or (b) give rise to the imposition of a Lien (other than a Permitted Lien) upon the property of the Borrower, unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, and provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.
     Section 6.6 Observance of Legal Requirements
          The Borrower shall observe and comply in all material respects with all laws (including the ICA and the Code), ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which may then be applicable to the Borrower, a violation of which could reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by or on behalf of the Borrower, provided that such reserve or other appropriate provision as shall be required in accordance with Applicable Accounting Principles shall have been made therefor.
     Section 6.7 Books and Records; Visitation
          The Borrower shall (a) keep proper books of record and account in which complete, true and correct entries in conformity with Applicable Accounting Principles and all material requirements of law shall be made of all material dealings and transactions in relation to its business and activities, (b) upon reasonable prior notice (which shall in no event be required to be more than (i) one Business Day prior, at any time that a Default has occurred and is continuing, or (ii) five Business Days prior, at all other times) permit representatives of the Bank to visit the offices of the Borrower and to discuss the properties, assets, income and financial condition of the Borrower with the duly authorized representatives thereof and to inspect the books, property and records of the Borrower, and (c) upon the reasonable request of the Bank, deliver to the Bank a detailed list of assets of the Borrower.
     Section 6.8 Purpose of Loans
          The Borrower shall use the proceeds of each Loan for its general business purposes, including the purchase of investment securities, provided that in no event shall the proceeds of any Loan be used for purposes which would violate any provision of any applicable statute, rule, regulation, order or restriction applicable to the Borrower or Regulation U.

     Section 6.9 Maintenance of Status
          The Borrower will maintain at all times its Status.
     ARTICLE 7. NEGATIVE COVENANTS
          Until the Commitment has expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable by the Borrower under the Loan Documents shall have been paid in full, the Borrower covenants and agrees with the Bank that:
          Section 7.1 Indebtedness; Senior Securities
          The Borrower will not (I) create, incur, assume or suffer to exist any liability for Indebtedness, except (a) Indebtedness under the Loan Documents, (b) Indebtedness (other than Indebtedness for borrowed money) (i) incurred in the ordinary course of business, (ii) permitted to be incurred in accordance with the Fundamental Policies, and (iii) which, immediately after giving effect thereto and any simultaneous repayment of any other Indebtedness would not cause the Borrower to have exceeded the Maximum Permitted Borrowing, and (c) Indebtedness to the Custodian (i) incurred for the purposes of clearing and settling purchases and sales of securities, or (ii) up to an aggregate amount not to exceed $5,000,000 at any one time outstanding under this clause (ii), (1) for temporary or emergency purposes, or (2) related to any foreign exchange transactions, or (II) issue, sell, create, incur, assume or suffer to exist any Senior Security, except Senior Securities Representing Indebtedness otherwise permitted hereunder.
     Section 7.2 Liens
          The Borrower will not create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, except:
               (a) Liens in respect of Indebtedness permitted under Section 7.1(I)(b) and (c);
               (b) Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles, provided that enforcement of such Liens is stayed pending such contest;
               (c) Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles, provided that enforcement of such Liens is stayed pending such contest;
               (d) Liens arising out of judgments or decrees affecting the property attributable to the Borrower which are being contested in good faith and by appropriate proceedings diligently conducted, and for which adequate reserves have been set aside in accordance with Applicable Accounting Principles, provided that enforcement thereof is stayed pending such contest;
               (e) Liens in respect of obligations arising from any (i) repurchase, reverse repurchase or securities lending agreement, (ii) option contract, futures contract, forward contract, (iii) contract for the delayed delivery of securities, or (iv) Derivative Agreement, provided that each such obligation is incurred in the ordinary course of business and in accordance with the Fundamental Policies;
               (f) Liens created or arising out of the Loan Documents; and
               (g) Liens arising in the ordinary course of business under the Custody Agreement, to the extent permitted by the Control Agreement.
     Section 7.3 Fundamental Changes
          The Borrower will not (a) consolidate or merge into or with any Person, or (b) in any single transaction or series of related transactions, sell, lease or otherwise transfer, directly or indirectly, all or substantially all of its property.
     Section 7.4 Restricted Payments
          The Borrower will not declare or pay, or allow to be declared or paid, any dividend, distribution or similar payment (including a purchase or repurchase of the shares issued by the Borrower) in respect of its shares (each a “Restricted Payment”) if, immediately before or after giving effect thereto, an Event of Default shall or would exist, except:
               (a) the Borrower may make Restricted Payments to the extent required in order to qualify as a Regulated Investment Company and to otherwise minimize or eliminate federal or state income taxes payable by the Borrower; and
               (b) the Borrower may make Restricted Payments to the extent required to satisfy any Repurchase Obligation required pursuant to its Fundamental Policies.
     Section 7.5 Fundamental Policies
          The Borrower will not (a) make or maintain any investment in violation of the ICA or the Fundamental Policies or (b) amend or otherwise modify the Fundamental Policies.
     Section 7.6 Amendments and Changes
               (a) The Borrower will not amend or otherwise modify its Organization Documents or the Custody Agreement, in each case in any way which would adversely affect the rights or remedies of the Bank under the Loan Documents.
               (b) The Borrower will not change its fiscal year if such change would have a Material Adverse Effect. Subject to Section 1.3, the Borrower will not change or permit any change in the accounting principles applied to it, except as required by Applicable Accounting Principles, if such change would have a Material Adverse Effect.
Section 7.7 Financial Covenants
               (a) The Borrower will not permit the Adjusted Asset Coverage to be less than 4.00:1.00 at any time.
               (b) The Borrower shall not permit the Maximum Permitted Borrowing to be exceeded at any time.
               (c) The Borrower shall not permit the Borrower’s assets minus the Borrower’s liabilities to be less than $465,000,000 at any time.
               (d) The Borrower shall not permit the Funding Obligation Amount to exceed the Funding Reserve Amount at any time.
     Section 7.8 Investment
               (a) The Borrower will not purchase, acquire, or otherwise have exposure (including pursuant to any Derivative Agreement) to, any Investment, other than Permitted Investments.
               (b) The Borrower will not enter into or otherwise acquire or hold any Derivative except to mitigate a risk to which the Borrower is subject.
               (c) The Borrower will not purchase or otherwise acquire, or sell or otherwise dispose of, any Investment if, immediately after giving effect thereto, an Investment Limitation Default would occur.
               (d) The Borrower will not allow an Investment Limitation Default to occur.
     ARTICLE 8. EVENTS OF DEFAULT
     Section 8.1 Events of Default
          Each of the following shall constitute an “Event of Default”:
               (a) any principal of any Loan shall not be paid when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
               (b) any interest on any Loan or any fee, commission or any other amount (other than an amount referred to in paragraph (a) of this Section 8.1) payable under any Loan Document shall not be paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

               (c) any representation or warranty made or deemed made by or on behalf of the Borrower in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
               (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 6.1(d) and such failure shall remain unremedied for a period of five days, or (ii) Sections 6.1(e), 6.3, 6.8 or 6.9 or in Article 7;
               (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Credit Agreement (other than those specified in paragraphs (a), (b) or (d) of this Section 8.1), and such failure shall continue unremedied for a period of 30 days after the Borrower shall, or reasonably should, have obtained knowledge thereof;
               (f) the Borrower shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to any applicable grace period);
               (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
               (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower, or the debts of the Borrower, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the assets of the Borrower; and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
               (i) the Borrower shall (i) voluntarily commence (directly or on its behalf) any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to (directly or on its behalf) the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 8.1, (iii) apply for or consent to (in either case, directly or on its behalf) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
               (j) the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
               (k) (1) the Investment Adviser shall fail to be Highland Capital Management, L.P., an Affiliate thereof, or any other successor thereto agreed in writing by the Bank in its sole and absolute discretion, (2) the custodian for all of the assets of the Borrower shall fail to be PFPC Trust Company, an Affiliate thereof, or a Permitted Successor Custodian, (3) the sole administrator for the Borrower shall fail to be Highland Capital Management, L.P., an Affiliate thereof, or other successor thereto agreed in writing by the Bank in its sole and absolute discretion, or (4) the independent auditors for the Borrower shall fail to be PricewaterhouseCoopers LLP, or a Permitted Successor Accounting Firm;
               (l) one or more judgments for the payment of money (not paid or covered by insurance) in an aggregate amount in excess of the Threshold Amount shall be rendered against the Borrower and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, vacated or bonded or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower to enforce any such judgment;
               (m) any Loan Document shall cease, for any reason other than pursuant to its terms, to be in full force and effect, or with respect to the Borrower, the Borrower shall so assert in writing or shall disavow any of its obligations thereunder;
               (n) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in any Security Document;
               (o) except as a result of any sale or other transfer of any asset in accordance with the terms of the Loan Documents, any Lien purported to be created under the Security Agreement shall cease to be, or shall be asserted by the Borrower not to be, a valid and perfected Lien on any Collateral (as defined in the Security Agreement), with the priority required by the applicable Security Document; or
               (p) the Borrower makes a Restricted Payment to the extent necessary to satisfy any Repurchase Obligation required pursuant to its Fundamental Policies and immediately before or after giving effect thereto an Event of Default shall or would exist, unless (i) the only such Event of Default was caused solely by the Borrower’s failure to observe Section 7.8(d), and (ii) the aggregate sum of all such Restricted Payments in respect of such Repurchase Obligation did not exceed 5% of Total Net Assets.
     Section 8.2 Remedies
          If any Event of Default shall occur and be continuing then, and in every such event (other than an event described in paragraph (h) or (i) of Section 8.1), and at any time thereafter during the continuance of such event, the Bank may, by notice to the Borrower, take either or both of the following actions, at the same or different times: (a) declare the

Commitment terminated, and thereupon the Commitment shall terminate immediately and/or (b) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of such Loans so declared to be due and payable, together with accrued and unpaid interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in the case of any event described in paragraph (h) or (i) of Section 8.1, the Commitment shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued and unpaid under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
     ARTICLE 9. MISCELLANEOUS
     Section 9.1 Notices
          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
               (a) if to the Borrower, to it at 13455 Noel Road, Suite 800, Dallas, Texas 75240, Attention of Jason Blackburn, (Telephone No. (972) 628-4165; Telecopy No. (972) 628-4171), with a copy to Ropes & Gray LLP, at One international Place, Boston, Massachusetts 02110, Attention of David McKay, (Telephone No. (617) 951-7425; Telecopy No. (617) 235-0074); or
               (b) if to the Bank, to it at One Liberty Plaza, 26th Floor, New York, New York 10006, Attention of John Morale, (Telephone No. (212) 225-5062; Telecopy No. (212) 225-5254); with a copy to 720 King Street, 2nd Floor, Toronto, Canada M5V2T3, Attention: Rayan Karim (Telephone: (212) 225-5705; Facsimile: (212) 225-5709).
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.
Section 9.2 Waivers; Amendments
               (a) No failure or delay by the Bank in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Bank under the Loan Documents are cumulative and are not exclusive of any rights or remedies that the Bank would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the Bank shall have consented thereto in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Bank may have had notice or knowledge of such Default at the time.
               (b) Neither this Credit Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Bank.
     Section 9.3 Expenses; Indemnity; Damage Waiver
               (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Bank and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Bank, in connection with the preparation, negotiation, closing and administration of this Credit Agreement or any amendments, modifications or waivers of the provisions of any Loan Document (whether or not the transactions contemplated thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by the Bank, including the fees, charges and disbursements of any counsel for the Bank, in connection with the enforcement or protection of its rights against the Borrower in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
               (b) The Borrower shall indemnify the Bank and each Related Party thereof (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from all losses, claims, damages, liabilities and related expenses (collectively, “Losses”), including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of or as a result of (i) the execution or delivery by the Borrower of any Loan Document or any agreement or instrument contemplated thereby, the performance by the Borrower of its obligations under the Loan Documents or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds thereof, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto. Subject to Section 9.3(c), nothing herein contained shall prevent or prohibit the Borrower from bringing any action against the Bank to recover any Losses suffered by the Borrower to the extent caused by the Bank’s failure to exercise due care in the performance of its obligations under the Loan Documents. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Bank (as found by a final and nonappealable decision of a court of competent jurisdiction), the Bank shall be deemed to have exercised due care.
               (c) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the Transactions or any Loan or the use of the proceeds thereof.
               (d) All amounts due under this Section shall be payable promptly but in no event later than 10 days after written demand therefor.
     Section 9.4 Successors and Assigns
          The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) , (b) the Bank shall not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed, and (c) in the event of any assignment hereunder, such assignment shall not be effective unless and until such assignment is recorded in the Register. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Bank) any legal or equitable right, remedy or claim under or by reason of any Loan Document. Notwithstanding anything to the contrary herein contained, the Bank may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.
     Section 9.5 Survival
          All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Credit Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Credit Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Commitment has not expired or terminated. The provisions of Sections 3.3, 3.7 and 9.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the termination of the Commitment or the termination of this Credit Agreement or any provision hereof.
     Section 9.6 Counterparts; Integration; Effectiveness
          This Credit Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute but one contract. This Credit Agreement and any separate letter agreements with respect to fees payable to the Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.1, this Credit Agreement shall become effective when it shall have been executed by the Bank and when the Bank shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Credit Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Credit Agreement.
     Section 9.7 Severability
          In the event any one or more of the provisions contained in this Credit Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the legal and economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
     Section 9.8 Right of Setoff
          If an Event of Default shall have occurred and be continuing, the Bank and its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by it to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter owing under this Credit Agreement held by it, irrespective of whether or not it shall have made any demand under this Credit Agreement and although such obligations may be unmatured. The rights of the Bank under this Section are in addition to other rights and remedies (including other rights of set-off) that it may have.
     Section 9.9 Governing Law; Jurisdiction; Consent to Service of Process
               (a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
               (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to the Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Credit Agreement shall affect any right that the Bank may otherwise have to bring any action or proceeding relating to this Credit Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.
               (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
               (d) Each party to this Credit Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Credit Agreement will affect the right of any party to this Credit Agreement to serve process in any other manner permitted by law.
     Section 9.10 WAIVER OF JURY TRIAL
          EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 9.11 Headings
          Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Credit Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Credit Agreement.
     Section 9.12 Interest Rate Limitation
          Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “charges”), shall exceed the maximum lawful rate (the “maximum rate”) that may be contracted for, charged, taken, received or reserved by the Bank in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all of the charges payable in respect thereof, shall be limited to the maximum rate and, to the extent lawful, the interest and the charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated, and the interest and the charges payable to the Bank in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Effective Funds Rate to the date of repayment, shall have been received by the Bank.
Section 9.13 Non-Recourse
          The Bank hereby agrees for the benefit of each and every trustee, director, officer and record owner of any outstanding shares of the Borrower and any successor, assignee, heir, estate, executor, administrator or personal representative of any such trustee, director, officer and record owner of any outstanding shares (a “Non-Recourse Person”) that (a) no Non-Recourse Person shall have any personal liability for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto; (b) no claim against any Non-Recourse Person may be made for any obligation of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, whether for the payment of principal of, or interest on, the Loans or for any fees, expenses or other amounts payable by the Borrower hereunder or thereunder; and (c) the obligations or liabilities of the Borrower under any Loan Document or other instrument or document delivered pursuant hereto or thereto, are enforceable solely against the Borrower and its properties and assets.
     Section 9.14 Treatment of Certain Information
          The Bank agrees to use reasonable precautions to keep confidential, in accordance with the Bank’s customary procedures for handling confidential information of the same nature, all non-public information supplied by the Borrower pursuant to this Credit Agreement which (a)(i) is clearly identified by such Person as being confidential at the time the same is delivered to the Bank, or (ii) constitutes any financial statement, list of investments or other assets, financial projections or forecasts, budget, compliance certificate, audit report, draft press release, management letter or accountants’ certification delivered hereunder, and (b) as of any date of determination, was received by the Bank within the immediately preceding two year period (“Information”), provided, however, that nothing herein shall limit the disclosure of any such Information (i) to such of its respective Related Parties as need to know such Information, (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, or requested by any bank regulatory authority, (iii) on a confidential basis, to prospective lenders or their counsel, (iv) to auditors or accountants, and any analogous counterpart thereof, (v) in connection with any litigation to which the Bank is a party, (vi) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Credit Agreement, (B) becomes available to the Bank on a non-confidential basis from a source other than the Borrower, or (C) was available to the Bank on a non-confidential basis prior to its disclosure to the Bank by the Borrower; and (vii) to the extent the Borrower shall have consented to such disclosure in writing. The Bank agrees that it will not purchase or sell securities of the Borrower for its own account while in possession of any Information. The Bank acknowledges that Information furnished to it pursuant to this Credit Agreement may include material non-public information concerning the Borrower, its Related Parties or the Borrower’s securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law. Notwithstanding anything to the contrary contained in any Loan Document, no provision thereof shall (1) restrict the Bank from providing information to Federal Reserve supervisory staff, (2) require or permit, without the prior approval of the Federal Reserve, the Bank to disclose to the Borrower or any affiliate that any information will be or was provided to Federal Reserve supervisory staff, or (3) require or permit, without the prior approval of the Federal Reserve, the Bank to inform the Borrower or any affiliate of a current or upcoming Federal Reserve examination or any nonpublic Federal Reserve supervisory initiative or action.
     Section 9.15 USA Patriot Act Notice
          The Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Bank to identify the Borrower in accordance with the Patriot Act.
     Section 9.16 Limitation on Liability
          This Credit Agreement is executed on behalf of the Borrower by the Borrower’s officers as officers and not individually and the obligations imposed upon the Borrower by this Credit Agreement are not binding upon any member of the Board or any of the Borrower’s officers or shareholders individually but are binding only upon the Borrower and it assets and property.
     Section 9.17 Security
          All of the obligations of the Borrower under the Loan Documents are secured by the Security Documents.

          IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

HIGHLAND FLOATING RATE ADVANTAGE FUND

By: Name:	/s/ Joe Dougherty Joe Dougherty
Title:	President & CEO

THE BANK OF NOVA SCOTIA

By:	/s/ David L. Mahmood

Name:	David L. Mahmood
Title:	Managing Director